Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated April 30, 2025, in this Registration Statement on Form S-8, with respect to the consolidated financial statements of Antelope Enterprise Holdings Limited and its subsidiaries for the year ended December 31, 2024, appearing in its annual report on Form 20-F for the year ended December 31, 2024.

/s/ Assentsure PAC

Singapore

May 14, 2025